EXHIBIT 99.1
CONTACTS:
Russell Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
February 14, 2008
Lance, Inc. Reports 2007 Full Year Sales From Continuing Operations of
$762.7 Million, and Diluted EPS from Continuing Operations of $0.76
Charlotte, NC, — February 14, 2008 — Lance, Inc. (Nasdaq-GS: LNCE) today reported net sales from continuing operations for the full year ended December 29, 2007 of $762.7 million, an increase of 4.5% over its prior year net sales from continuing operations of $730.1 million.
Branded product sales, which represented approximately 63% of total 2007 Company sales, grew approximately 3%, driven by double digit growth in Lance branded Home Pack sandwich crackers, double digit growth in Cape Cod branded potato chips, and mid single digit growth in Tom’s branded salty snacks, offset by declines in several product lines that the Company deemphasized in order to support growth in its more profitable product lines.
Driven by continued growth from existing and new customers, Lance’s Non-Branded business, which represented approximately 27% of total Company sales, increased approximately 7% compared to the prior year.
The Company realized full year 2007 net income from continuing operations of $23.8 million, or $0.76 per diluted share, compared to full year 2006 net income from continuing operations, excluding special items, of $20.2 million, or $0.66 per diluted share. Special items in 2006 were related to the integration of the Tom’s acquisition. Including these special items, full year 2006 net income from continuing operations was $18.4 million, or $0.60 per diluted share.
Net income in 2007 as compared to 2006 was adversely impacted by a $22 million pre-tax increase in the cost of ingredients, primarily flour and vegetable oils. As previously announced, the Company initiated price increases to its customers early in 2007 to offset the rise in ingredient costs that occurred in late 2006.
During 2007, Lance successfully completed the previously announced exit of its Company-owned vending business, which has been reported as a discontinued operation. The Company reported net income of less than $0.1 million from its discontinued vending business for the full year 2007. The Company received $3.6 million during 2007 from the sale of assets associated with this discontinued operation.
Comments from Management
Dave Singer, President and Chief Executive Officer, commented, “Despite the significant cost pressure we and the industry faced during the second half of 2007 from the unprecedented rise in the cost of flour and vegetable oils, we remained focused on executing our key initiatives aimed at strengthening the foundation of the Company to drive long-term profitable growth and margin enhancement. During the year, we completed the building of our management team and developed an organizational structure that will support our growth and profitability initiatives. We increased the efficiency of our supply chain with significant investments in more efficient assets and changes to our warehousing and shipping operation. We began the development and installation of an Enterprise Resource Planning information system. We also drove efficiency improvements in our Direct Store Delivery (DSD) organization as we re-engineered routes in conjunction with the exit of our vending business and implemented a more efficient and capable hand-held computer system. These operational improvements, combined with solid growth in our most profitable products and channels, drove profitability improvements throughout the year. The progress achieved in these important areas led to solid gains in profit margins in our branded business, which more than offset the lower profitability we experienced in our non-branded business. Due to a higher ratio of ingredient costs to sales and lower overall profit margins, our non-branded profit margins are much more susceptible to the cost pressures from the higher ingredients costs we experienced in the latter part of the year.”
“Through the first three quarters of 2007, the Company’s results reflected a much improved overall earnings power, driven by sales growth focused in our most profitable products and channels and operational efficiencies driven by improvements in our supply chain and DSD system. Unfortunately, these gains were somewhat offset by the sharp rise in the cost of flour and vegetable oils, primarily in the fourth quarter, which impacted the Company’s non-branded profit margins significantly. In response to the increase in ingredient costs in late 2007, we have implemented price increases to our customers in first quarter of 2008. However, these price increases are not sufficient to cover the current cost of flour and vegetable oils. These two important ingredient costs have moved up significantly since our 2008 prices were established, and we are in the process of making additional price adjustments to offset the increases. We expect our earnings to be squeezed until our pricing has caught up with the higher level of ingredient costs. We anticipate that our earnings in the second half of 2008 will be significantly stronger than the first half of 2008, as we believe that higher pricing will be in place and ingredient costs will have stabilized.”
Mr. Singer concluded, “During 2008, our focus will be on driving volume growth in our core product lines and channels, mitigating ingredient cost increases with pricing actions, and continuing to execute on our key initiatives to drive operational improvements and efficiency gains. We are confident that our operating margins will rebound in the second half, once pricing and commodity costs are aligned. We believe our ongoing focus on profitable growth and margin enhancement will drive meaningful long-term value for our shareholders.”
Fourth Quarter Results
The Company reported net revenue from continuing operations for the fourth quarter ended December 29, 2007 of $185.2 million, an increase of over 7% compared with prior year fourth quarter net revenue from continuing operations of $172.4 million. The Company reported fourth quarter 2007 net income from continuing operations of $1.1 million, or $0.03 per diluted share, compared to fourth quarter 2006 net income from continuing operations, of $6.0 million, or $0.19 per diluted share.

Company Estimates Provided for 2008
The Company believes that its net sales for the full year 2008 will be $790 to $820 million and that earnings per diluted share will be $0.70 to $0.80. The Company believes that its earnings per share will be heavily weighted toward the second half of the year due to the timing of price increases needed to offset ingredient costs.
The Company’s wide range of revenue and EPS estimates reflects uncertainty around the timing and amount of anticipated price increases to its customers, the potential impact of price increases on sales volume and the continued volatility of wheat and soy oil markets.
Capital expenditures are expected to be $45 and $50 million for the year as the Company continues to invest in its supply chain, DSD system and information system initiatives.
Dividend Declared
On February 12, 2008, the Company announced the declaration of a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on February 29, 2008 to stockholders of record at the close of business on February 22, 2008.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Thursday, February 14, 2008 to discuss fourth quarter and full year financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers, (706) 634-1425 for international callers. The access code is “LANCE.” A continuous telephone replay of the call will be available beginning at 12:00 pm on February 14th and running through February 21st at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 30569997. Investors may also access a web-based replay of the conference call at Lance’s web site, www.lance.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website www.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,400 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, mass merchants, food service outlets and other channels.

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, changes in consumer preferences, product recalls, safety concerns, natural disasters, catastrophic events, raw material costs, food industry and regulatory factors, risks from large customers, interest rate, foreign exchange rate, and credit risks, acquisition integration and divestitures are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.
This press release presents measures not derived in accordance with generally accepted accounting principles (“GAAP”). Such measures should not be considered substitutes for any measures derived in accordance with GAAP and may also be inconsistent with similar measures presented by other companies. Reconciliation of these non-GAAP measures to the most nearly comparable GAAP measures, if applicable, is presented in the attached pages.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	December 29,	December 30,
	2007	2006

Revenue	$185,222	$172,402
Cost of sales	116,384	98,282

Gross margin	68,838	74,120

Selling, marketing and delivery	56,030	54,191
General and administrative	9,951	10,389
Other expense/(income), net	985	(245)

Income from continuing operations before interest and taxes	1,872	9,785

Interest expense, net	454	758
Income tax expense	337	3,014

Net income from continuing operations	$1,081	$6,013

Loss from discontinued operations	—	(644)
Income tax benefit	—	(236)

Net loss from discontinued operations	—	(408)

Net Income	$1,081	$5,605

Basic earnings/(loss) per share:
From continuing operations	$0.03	$0.19
From discontinued operations	—	(0.01)

Basic earnings per share	$0.04	$0.18
Weighted average shares outstanding — basic	31,082,000	30,756,000

Diluted earnings/(loss) per share:
From continuing operations	$0.03	$0.19
From discontinued operations	—	(0.01)

Diluted earnings per share	$0.03	$0.18
Weighted average shares outstanding — diluted	31,514,000	31,033,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Fiscal Years Ended
	December 29,	December 30,
	2007	2006

Revenue	$762,736	$730,116
Cost of sales	444,487	415,576

Gross margin	318,249	314,540

Selling, marketing and delivery	231,358	240,092
General and administrative	45,959	42,914
Other expense, net	2,390	191

Income from continuing operations before interest and taxes	38,542	31,343

Interest expense, net	2,222	3,156
Income tax expense	12,511	9,809

Net income from continuing operations	$23,809	$18,378

Income from discontinued operations	44	153
Income tax expense	15	53

Net income from discontinued operations	29	100

Net Income	$23,838	$18,478

Basic earnings per share:
From continuing operations	$0.77	$0.61
From discontinued operations	—	—

Basic earnings per share	$0.77	$0.61
Weighted average shares outstanding — basic	30,961,000	30,467,000

Diluted earnings per share:
From continuing operations	$0.76	$0.60
From discontinued operations	—	—

Diluted earnings per share	$0.76	$0.60
Weighted average shares outstanding — diluted	31,373,000	30,844,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 29,	December 30,
	2007	2006
Assets:
Cash and cash equivalents	$8,647	$5,504
Accounts receivable, net	64,081	61,690
Inventories	38,659	36,838
Deferred income taxes	9,335	8,811
Assets held for sale	505	6,552
Prepaid expenses and other current assets	11,862	6,298

Total Current Assets	133,089	125,693
Fixed Assets, net	205,075	193,009
Goodwill and other intangibles, net	69,127	62,300
Other assets	5,712	4,450

Total Assets	$413,003	$385,452

Liabilities and Equity:
Accounts payable	$21,169	18,194
Other current liabilities	53,468	53,426

Total Current Liabilities	74,637	71,620

Long-term debt	50,000	50,000
Other liabilities	41,269	41,432
Stockholders’ equity	247,097	222,400

Total Liabilities and Stockholders’ Equity	$413,003	$385,452

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Fiscal Year Ended
	December 29,	December 30,
	2007	2006
Operating Activities:
Net income	$23,838	$18,478
Fixed asset depreciation and intangible amortization	29,307	26,897
Equity-based incentive expense	3,294	4,896
Loss on sale of fixed assets, net	818	591
Other non-cash expenses, net	827	(739)
Changes in other operating assets and liabilities	(5,734)	(11,026)

Net cash flow from operating activities	52,350	39,097

Investing Activities:
Purchases of fixed assets	(39,476)	(46,965)
Proceeds from sale of property	7,277	7,340
Purchase of investment	(2,090)	—

Net cash used in investing activities	(34,289)	(39,625)

Financing Activities:
Dividends paid	(19,872)	(19,556)
Issuances of common stock	4,732	18,128
Proceeds from long-term debt	—	50,000
Net repayments of revolving debt	—	(46,238)

Net cash (used in)/from financing activities	(15,140)	2,334

Effect of exchange rate changes on cash	222	155

Increase in cash and cash equivalents	3,143	1,961
Cash and cash equivalents at beginning of period	5,504	3,543

Cash and cash equivalents at end of period	$8,647	$5,504

LANCE, INC.
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per-share amounts)
(unaudited)
Year Ended December 30, 2006

	Net of	Per diluted
	Tax	share

Net Income from Continuing Operations	$18,378	$0.60
Tom’s integration related charges	1,795	0.06

Net Income from Continuing Operations, excluding special charges	$20,173	$0.66